Exhibit 10.29

FIFTEENTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fifteenth Amendment to Employment Agreement (the “Fifteenth Amendment”) is made and entered into by and between KENNEDY-WILSON, INC., a Delaware corporation (the “Company”), and William J. McMorrow, an individual (“Employee”).  This amendment will become effective at the times set forth below, which include the time at which KW Merger Sub Corp. (“Merger Sub”), a subsidiary of Prospect Acquisition Corp. (“PAX”), is merged into the Company (the “Effective Time”).

RECITALS

WHEREAS, Company and Employee have entered into that certain “Employment Agreement” dated as of August 14, 1992, as amended January 1, 1993, January 1, 1994, March 31, 1995, January 1, 1996, May 19, 1997, August 20, 1998, August 9, 1999, January 3, 2000, October 1, 2000, April 22, 2002,  October 1, 2003, April 21, 2004, January 1, 2008, and February 1, 2009 (collectively, the “Agreement”) providing for the employment of Employee by Company pursuant to the terms of such Agreement; and

WHEREAS, Company and Employee have agreed that the terms of the Employment Agreement shall be modified as set forth below and that, except as modified, the Agreement shall remain in full force and effect.

WHEREAS, Company and Employee have agreed that the modifications set forth below that are effective as of the Effective Time shall be conditioned upon the consummation of the merger of PAX into the Company.

AMENDMENT TO AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement, effective as of the times set forth below.

1.                                       Section 2 (b) is deleted immediately before the Effective Time.

2.                                       Section 9 is deleted as of the Effective Time and a new Section 9 is substituted as of the Effective Time, to read as follows:

9.                                     Termination.

(a)         Either Company or Employee may terminate this Agreement at any time during the Term, in the event of a material breach of this Agreement by Employee or Company which is not corrected within thirty (30) days after the written notice of the breach is delivered to the other party.  The written notice from Company to Employee shall include a reasonably detailed description of Employee’s acts or omissions, which constitute cause for termination.  The term “cause” shall mean:  (i) the breach of any material provision of this Agreement; (ii) persistent misconduct, neglect or negligence in the performance of Employee’s duties and obligations as set forth in this Agreement; (iii) disloyal, dishonest or illegal conduct or moral turpitude of

Employee; (iv) such material carelessness or inefficiency in the performance of his duties that Employee, in the reasonable discretion of Company, is deemed unfit to continue in the service of Company; and (v) the material and persistent failure of Employee to comply with the policies or directives of Company and/or failure to take direction from Company management.

(b)  Employee’s employment with Company shall cease upon the date of his death or physical or mental disability to the extent that Employee becomes disabled for more than sixty (60) consecutive days or ninety (90) days in the aggregate in any 12-month period and unable to perform his duties on a full-time basis.  Upon termination for death or physical or mental disability, Company shall continue to pay Employee the basic salary described in Section 4 for the remainder of the Term of the Agreement on the Company’s ordinary payroll dates applicable to similarly situated employees of the Company, together with such other employee benefits (other than continued participation under the Company’s Section 401(k) plan) as Employee may be entitled to under the provisions of Section 6 (or if such benefits cannot be provided pursuant to the terms of the applicable plans, comparable benefits, provided, however, that the provision of comparable benefits shall be made following Employee’s termination of employment only if and to the extent that such benefits may be provided at no additional cost above what was previously paid by the Company).

(c)           If the Employee is terminated by Company prior to the end of the Term without cause, then Company shall continue to pay Employee the basic salary described in Section 4 for the remainder of the Term of the Agreement on the Company’s ordinary payroll dates applicable to similarly situated employees of the Company, together with such other employee benefits (other than continued participation under the Company’s Section 401(k) plan) as Employee may be entitled to under the provisions of Section 6 (or if such benefits cannot be provided pursuant to the terms of the applicable plans, comparable benefits, provided, however, that the provision of comparable benefits shall be made following Employee’s termination of employment only if and to the extent that such benefits may be provided at no additional cost above what was previously paid by the Company).

(d)           If Company instructs Employee to work full-time or substantially full-time at any location not acceptable to Employee (other than the Company’s main headquarters) that is more than 50 miles from Employee’s then principal place of work and more than 50 miles from Employee’s then principal residence, or eliminates or materially reduces his duties as CEO/Chairman, then Employee may elect to deem such action(s) a constructive termination by Company and resign his employment, provided that (i) such resignation occurs within one year of such action(s); (ii) Employee provides written notice to the Company of such action(s) within 90 days thereof; and (iii) the Company fails to cure the action(s) constituting such constructive termination within 30 days of receipt of the notice.  In the event of such a resignation, Company shall continue to pay or provide Employee for the remainder of the Term the basic salary described in Section 4 of the Agreement on the Company’s ordinary payroll dates applicable to similarly situated employees of the Company, together with such other employee benefits (other than continued participation under the

Company’s Section 401(k) plan) as Employee may be entitled to under the provisions of Section 6 (or if such benefits cannot be provided pursuant to the terms of the applicable plans, comparable benefits, provided, however, that the provision of comparable benefits shall be made following Employee’s termination of employment only if and to the extent that such benefits may be provided at no additional cost above what was previously paid by the Company).

(e)           If Employee terminates this Agreement without cause or Employee is terminated for cause, then Employee shall be entitled to receive only the compensation described in Section 4 above earned to the date of termination. Company shall not pay Employee the salary and other benefits which Employee would have been entitled to for the remainder of the term of the Agreement under Sections 4 and Section 6 above, provided that in the event Employee so resigns, Employee will receive a bonus for the year in which he resigned in the ordinary course but prorated based on the number of days Employee was employed by the Company that year (provided that, if the bonus is intended to be qualified under section 162(m) of the Internal Revenue Code, payment of the prorated bonus shall be contingent on satisfaction of the performance target applicable to the bonus).

(f) This Agreement may be terminated by Employee at any time, provided such termination shall have the effect set forth as follows:

(i) Termination of this Agreement pursuant to this Section 9 shall not relieve Employee of his obligations to comply with Sections 7 and 8 hereof, which provisions shall survive the termination of this Agreement.  If, and only if, Employee is terminated without cause or Employee resigns due to the Company’s material breach of this Agreement which is not corrected within thirty (30) days after the Employee’s written notice of the breach to the Company, then Employee shall be relieved of his obligations under Sections 7 and 8 hereof.

3.                                       A new Section 11 is added, effective as of September 4, 2009:

11.                               October 15, 2009 Bonus Payments.

The Company shall pay Employee a cash bonus of $4.85 million on October 15, 2009 if Employee is employed by Company through October 15, 2009.  The bonus shall be promptly repaid if either (a) the merger of Merger Sub into Company does not occur by November 15, 2009 or (b) Employee has not remained employed with the Company through the Effective Time.  The requirement of continued employment in the preceding two sentences shall not apply, however, if employment has terminated on account of death or disability.

4.                                       A new Section 12 is added, effective as of the Effective Time:

12.                               April 1, 2010 and January 1, 2011 Bonus Payments.

(a)           Subject to the conditions set forth in this Section 12, Company shall pay Employee a cash bonus of $2.425 million on April 1, 2010, and a cash bonus of $4.425 million on January 1, 2011.

(b)           The bonus payable April 1, 2010 is conditioned on (1) approval by the PAX Compensation Committee of the issuance of the bonus as a Performance Unit Award under the Kennedy-Wilson Holdings, Inc. 2009 Equity Participation Plan (the “Plan”), (2) approval of the Plan by the shareholders of PAX (3) Employee’s continued employment through April 1, 2010, and (4) satisfaction as of March 31, 2010 of the Performance Target, and (5) reapproval of the Performance Target by the PAX Compensation Committee subsequent to the Effective Time.  The “Performance Target” is that the Company’s assets under management be at least $3 billion.  For this purpose, “assets under management” shall equal the value of assets under management by the Company, as reflected in the footnotes to the Company’s financial statements, plus the cost of properties subject to property management contracts with the Company (not taking into account any properties whose value is reflected in the footnotes).  In the event that the Performance Target is not met as of March 31, 2010, the bonus otherwise due March 31, 2010 shall, nevertheless, continue to be paid on July 1, 2010, October 1, 2010, or January 1, 2011, respectively, if the Performance Target is satisfied as of the earliest of June 30, 2010, September 30, 2010, or December 31, 2010, respectively, and Employee has remained employed through the date on which the Performance Target is met.

(c)           The bonus payable January 1, 2011 is conditioned on (1) approval by the PAX Compensation Committee of the issuance of the bonus as a Performance Unit Award under the Plan, (2) approval of the Plan by the shareholders of PAX (3) Employee’s continued employment through January 1, 2011, (4) satisfaction of the Performance Target as of December 31, 2010, and (5) reapproval of the Performance Target by the PAX Compensation Committee subsequent to the Effective Time.

(d)           Notwithstanding the preceding subsections of this section, the bonuses described herein shall be payable even if Employee is not employed through the dates set forth above, provided that the other conditions to the payment of the bonus are met and Employee terminates employment under conditions that would entitle him under Section 9(c) or (d) to payment of his salary through the remainder of the Term.

5.                                       A new Section 13 is added, effective immediately prior to the Effective Time.

13.                               Note Forgiveness.

Immediately prior to the Effective Time, the principal and interest shall be forgiven on the note dated April 10, 2006 from Employee to Company and the note shall be treated as paid in full.

6.                                       A new Section 14 is added, effective as of the Effective Time: ___ 2009:

14.                               Restricted Shares.

(a) Immediately after the Effective Time and subject to the conditions set forth herein, Employee shall be issued 900,000 restricted shares of common stock of PAX.  The restricted shares are conditioned on (1) approval by the PAX Compensation Committee of the issuance and terms of the restricted shares under the Kennedy-Wilson Holdings, Inc. 2009 Equity Participation Plan (the “Plan”), subject to the conditions set forth below in (b) and (c), (2) approval of the Plan by the shareholders of PAX, (3) Employee’s continued employment through the dates set forth below in (b), (4) satisfaction of the Performance Target, and (5) reapproval of the Performance Target by the PAX Compensation Committee subsequent to the Effective Time.

(b)           180,000 restricted shares shall become vested on each of the first through fifth anniversaries of the Effective Time, provided that, with respect to the shares vesting on the first anniversary, the Performance Target is met as of September 30, 2010; with respect to the shares vesting on the second anniversary, the Performance Target is met as of September 30, 2011; and, with respect to the shares vesting on the third through fifth anniversaries, the Performance Target is met as of September 30, 2012 with respect to each tranche of 180,000 restricted stares, vesting shall be conditioned upon Employee’s continued employment through each of the first, second, third, fourth and fifth anniversaries of the Effective Time, respectively.

(c)           Notwithstanding subsections (a) and (b), if, prior to the Employee’s fully satisfying the above 5-year vesting requirement, Employee’s employment with the Company shall be terminated by the Company without cause or by the Employee for Good Reason, in any such event, the requirement of continued employment shall no longer apply, so that, assuming the Performance Target is met as of the relevant date, the restricted shares that have not been forfeited as of such termination date shall thereupon become fully vested, no longer subject to restrictions, and transferable.  As used in this subsection, “Good Reason” shall mean the voluntary termination by Employee of his employment with the Company within six months of the Company’s (A) instructing the Employee to work (or provide services) full-time or substantially full-time at any location not acceptable to the Employee (other than the employer’s main headquarters) that is more than 50 miles from Employee’s principal place of work and more than 50 miles from Employee’s principal residence, (B) eliminating or materially reducing the Employee’s duties for the Company, or (C) materially reducing the Employee’s base pay (or compensation).  In addition, all unvested restricted shares that have not been forfeited in connection with a termination of employment shall become immediately vested in the event of a Change in Control, as defined in the Plan.

7.                                       A new Section 15 is added, effective as of the Effective Time:

15.                               Section 280G.

(a)           Notwithstanding anything in this Employment Agreement to the contrary, in the event that the Company’s independent public accountants (the “Accountants”) shall determine that receipt of all payments or benefits made or provided by the Company or its affiliated companies in the nature of compensation to or for Employee’s benefit (each, a “Payment”), whether payable or to be provided pursuant to this Employment Agreement or otherwise, and including, without limitation, the post-termination payments and benefits provided pursuant to Section 9 and the restricted shares provided pursuant to Section 14, would subject Employee to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced to the Reduced Amount (as defined below).

(b)                               If the Accountants determine that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof.  Any reduction of the Payments shall be made in such a manner as will provide Employee with the greatest Net After-Tax Receipt, as defined below.

(c)                                As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that Payments will have been made by the Company to or for the benefit of Employee which should not have been so made (“Overpayment”), or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Employee could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Employee which the Accountants believe has a high probability of success, determine that an Overpayment has been made, Employee shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not either reduce the amount on which Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accountants determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)                               The following terms have the meanings set forth below:

(i)            “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.

(ii)           “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of all Payments net of all taxes imposed on Employee with respect thereto under the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as Employee certifies, in Employee’s sole discretion, as likely to apply to him in the relevant tax year(s).

(e)                                Subject to the last sentence of this subsection (e), all determinations made by the Accountants under this Section 15 shall be conclusive and binding upon the Company and Employee for all purposes.  All fees and expenses of the Accountants shall be borne solely by the Company.  For purposes of making the calculations required by this Section 15, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make determinations under this Section 15.   In the event that Employee disagrees with the determination of the Accountants under this Section 15, he can have such determination reviewed pursuant to the alternative dispute resolution currently set forth in the employment agreement between the Company and Donald J. Herrema, effective as of June 15, 2009.  If such mechanism is used, review shall be de novo and no presumption of correctness shall attach to the Accountants’ determination.

8.                                       A new Section 16 is added, effective as of January 1, 2009.

16.                               Section 409A.

(a)                                The Company intends that the reimbursements, payments and benefits to which Employee could become entitled under this Employment Agreement be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 4009A”).  The provisions of this Section 16 shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention.  If Company believes, at any time, that any of such reimbursement, payment or benefit is not exempt or does not so comply, Company will promptly advise the Employee and will reasonably and in good faith amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on the Employee and on Company) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable.  Company agrees that it will not, without Employee’s prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax, interest and/or penalties upon the Employee under Section 409A, unless such action or omission is pursuant to the Employee’s written request.

(b)           To the extent applicable, each and every payment to be made pursuant to this Employment Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(c)           If Employee is a “specified employee” (determined by Company in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date that the Employee experiences a separation from service, as defined in Treasury Regulations Section 1.409A-1(h)(1), from the Company (a “Separation from Service”) and if any reimbursement, payment or benefit to be paid or provided under this Employment Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting the Employee to additional tax, interest and/or penalties under Section 409A, then any such reimbursement, payment or benefit that is payable during the first six months following Employee’s date of termination shall be paid or provided to Employee in a lump sum cash payment to be made, with interest at the applicable federal rate, on the earlier of (x) Employee’s death and (y) the first business day of the seventh (7th) month immediately following Employee’s Separation from Service.  To the extent available, all the exceptions of Treasury Regulations Section 1.409A-1(b)(9) shall apply in implementing the rules of this section.

(d)           Except to the extent any reimbursement, payment or benefit to be paid or provided under this Employment Agreement does not constitute Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to Employee in any other calendar year (subject to any lifetime and other annual limits provided under Company’s health plans), (ii) the reimbursements for expenses for which Employee is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

(e)           Any reimbursement, payment or benefit to be paid or provided under this Employment Agreement due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) will be paid or provided to Employee only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of Employee’s second taxable year following Employee’s taxable year in which the Separation from Service occurs; provided, however, that Company shall reimburse such expenses no later than the last day of the third taxable year following Employee’s taxable year in which Employee’s Separation from Service occurs.

(f)            Any reimbursement, payment or benefit to be paid or provided under this Agreement that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to Employee only in the event of a Separation from Service.

Subject to the foregoing, the Employment Agreement remains in full force and effect, and Company and Employee hereby ratify and affirm the Employment Agreement in each and every respect.

IN WITNESS WHEREOF, the undersigned have executed this Fifteenth Amendment on the dates written below.

COMPANY

KENNEDY-WILSON, Inc.

a Delaware corporation

Kent Y. Mouton	Date
Chairman, Compensation Committee

EMPLOYEE

William J. McMorrow, Chairman	Date